AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), entered into as of the 28th day of June, 1996, by and between JAMES S. SMITH, NOT PERSONALLY BUT SOLELY AS TRUSTEE OF GREAT LAKES PROPERTY GROUP TRUST, an Illinois Trust ("Purchaser"), and LISLE APARTMENTS LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Thirty-Three Million Fifty Thousand And No/100 Dollars ($33,050,000.00) (the "Purchase Price"):

     1.1. that certain property commonly known as Green Trails Apartments, Lisle, Illinois, legally described on Exhibit A attached hereto (the "Property"), together with the buildings and all other structures and improvements located thereon, and all easements, tenements, hereditament, privileges and appurtenances in any way belonging thereto;

     1.2. all fixtures and equipment located on or about the Property as of the date hereof, including, without limitation, the following, if any: all heating, lighting, plumbing, electrical and air-conditioning fixtures and equipment; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all shelving and partitions; all ventilating, incinerating, disposal, cleaning, maintenance, snow removal and landscaping equipment;

     1.3. all personal property listed on Exhibit B attached hereto and any other personal property located on the Property used in conjunction therewith and owned by Seller, including computer equipment, but specifically excluding all computer software (the "Personal Property");

     1.4. all of Seller's right, title interest in and to any land lying in the bed of any street, road or avenue, open or proposed, at the foot of or adjoining any parcel, and all private and public easements, if any, whether or not of record, appurtenant to any parcel and the use of all appurtenant and assignable strips, railroad tracks and rights-of -way, if any, abutting, adjacent, contiguous or adjoining any parcel;

     1.5. all licenses, permits and certificates issued by any federal, state, county or municipal authority relating to the use, maintenance or operation of any parcel or Building, all guarantees, warranties, and trade names, copyrights, and other intangible rights pertaining to the Property, to the extent the foregoing are assignable by Seller, and all service contracts listed in Exhibit H attached hereto;

     1.6. all plans and specifications in Seller's possession covering the buildings and other improvements located on the Property;

     1.7. all of Seller's right, title and interest as landlord in and to the Leases (as hereinafter defined) and security deposits held thereunder and all records relating to tenants;

     1.8. all of Seller's books and records pertaining to the Property; and

     1.9. any and all other rights of Seller with respect to the Property.

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Initial Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     2.2. On June 28, 1996, the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the "Additional Earnest Money", and, together with the Initial Earnest Money, the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement; and

     2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 3:00 p.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation, as agent for First American Title Insurance Company (hereinafter referred to as "Title Insurer") dated June 7, 1996 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exclusions from coverage contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes arising after the first installment of 1995 real estate taxes; (c) association assessments, special district taxes and related charges not yet due and payable; (d) matters shown on the "Updated Survey" (hereinafter defined) approved by Purchaser; (e) matters caused by the actions of Purchaser; and (f) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 7, 8, 10, 11, 12 and 17 to the extent that same affect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller shall pay for all of the costs of the Title Commitment and Title Policy, including extended coverage, and Purchaser shall pay for the cost of any endorsements to the Title Policy.

     3.2. Purchaser has received the Amended and Restated Plat of Easement Dedication, last updated October 25, 1986, for the Property prepared by The Balsamo Olson Group, Inc. (the "Existing Survey"). Seller shall pay for the costs of updating the Existing Survey and certifying to Purchaser and Title Company that the same was prepared in accordance with ALTA standards, contains a flood plain certification and depicts all easements of record, and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within 7 days after the date hereof. Purchaser hereby acknowledges that all matters disclosed by the Existing Survey are acceptable to Purchaser.

     3.3. The obligation of Purchaser and Seller to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Seller shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $50,000.00 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $50,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) with the intention to prevent the sale of the Property in accordance with the terms hereof or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $50,000 or the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $50,000 in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 11 herein. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser. Seller further agrees to cause the existing mortgage encumbering the Property to be released at Closing.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect, within ten (10) days from the date of such fire or casualty, to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impairs the use or value of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on June 6, 1996 and ending at 5:00 p.m. Chicago time on June 28, 1996 (or the date which is three (3) business days after delivery of the Updated Survey, with respect to title and survey matters only) (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts and insurance loss history. Furthermore, if the following are reasonably available to Seller, Seller shall deliver to Purchaser plans and specifications.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser.

     If Purchaser, in its sole and absolute discretion, is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1, shall survive the Closing and the delivery of the Deed with respect to claims of any third parties, and shall survive the termination of this Agreement (for any reason other than Closing) with respect to all claims (i.e. third party or otherwise) for a period of one (1) year from the date hereof.

     7.2. Seller acquired title to the Property by foreclosure (or deed-in-lieu thereof) and, therefore, Seller can make no representations or warranties relating to the condition of the Property or the Personal Property. Purchaser acknowledges and agrees that except with respect to the representations and warranties contained herein, it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except with respect to a breach by Seller of any representation or warranty expressly contained herein, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims regarding environmental matters which Purchaser may have against Seller or the Affiliates of Seller, and except with respect to a breach by Seller of any representation or warranty expressly contained herein, Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as expressly set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and the representations and warranties of Seller expressly contained herein, and releases Seller and the Affiliates of Seller from any liability with respect to such historical information, except with respect to a breach of a representation or warranty of Seller contained herein. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report:
Preliminary Environmental Site Assessment Report of Green Trails Apartments, 2800 Windsor Drive, Lisle, Illinois dated April 27, 1992 ("Existing Report").
 Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.5. Purchaser acknowledges that there has been a recent fire at the Property which affected multiple units (the "Fire Damage"). At Closing, Seller shall give to Purchaser a credit against the Purchase Price in the amount of:
(a) $155,100.00 for the anticipated cost to repair the damage to the Property as a consequence of such fire; (b) the additional sum of $20,000.00 for emergency repairs; and (c) $100,000.00 for lost rental income. The aforesaid credits shall be in complete and full satisfaction of any claims of Purchaser against Seller as a consequence of such Fire Damage, including, without limitation, any claims if Purchaser is unable to complete the repairs within the time period currently estimated by Purchaser. Purchaser acknowledges that it will be acquiring the Property subject to the Fire Damage. Seller shall retain all rights to any insurance proceeds paid as a consequence of the Fire Damage (including, without limitation, all rights to any rental loss insurance).

          7.5.1. Purchaser hereby covenants to use its reasonable, good faith efforts to repair the Property in a manner which will cause Seller's insurance companies (the "Insurers") to pay to Seller the full replacement cost of the property affected by the Fire Damage, including, without limitation, repairing the damaged property with materials of like quality and obtaining a certificate of occupancy for the damaged property once it has been repaired.
In this regard, Purchaser agrees to work in good faith with, and cooperate with, Seller and the Insurers, including, without limitation, making available to Seller and the Insurers any records, checks, invoices, lien waivers, plans, specifications and any other items or materials reasonably available to Purchaser which are requested by Seller and/or the Insurers. In addition, Purchaser agrees to allow the Insurers and the Seller access to the Property (at reasonable times and upon prior notice). Purchaser agrees to endorse to Seller any checks which are payable to Purchaser from any of the Insurers arising in connection with the Fire Damage. Any sums received by Purchaser from any of the Insurers in connection with the Fire Damage shall be promptly remitted to Seller and shall be held in trust by Purchaser for the benefit of Seller. The terms of this Paragraph 7.5 shall survive the Closing and the delivery of the Deed.

          7.5.2. Purchaser hereby acknowledges and agrees that Seller's selection of Intercon as the general contractor for the repair work required to be performed as a result of the Fire Damage is acceptable to Purchaser.

8. CLOSING. The closing of this transaction (the "Closing") shall be on July 9, 1996 (the "Closing Date"), at the office of Title Insurer in Chicago, Illinois at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in the State of Illinois, or at the option of either party, the Closing shall be a "New York-style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. It is a condition of Closing that Purchaser receive the Title Policy or marked-up commitment effective as of Closing, with extended coverage, subject only to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

9.   CLOSING DOCUMENTS.

     9.1. On the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement and transfer tax declarations. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a special warranty bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession;

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          9.2.9.  evidence of the termination of the management agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K);

          9.2.11.  an updated rent roll;

          9.2.12. originals of all certificates, permits and licenses in Seller's possession, if any, from all governmental authorities having jurisdiction over the Premises which are necessary to permit the lawful access to, and use and operation of, the Property, including without limitation the certificate of occupancy; and

          9.2.13. release of liens from Seller's Broker (as hereinafter defined).

     9.3. Seller shall request, and use reasonable efforts to obtain, a certification from Green Trails Improvement Association (the "Association"), that all assessments due to the Association from Seller, if any, have been paid and Purchaser shall fully cooperate with Seller in requesting such certification; provided, however, that Seller's inability to obtain such approval shall not be a default hereunder or be a condition precedent to Purchaser's obligations to close hereunder.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (I) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY WITH THE INTENTION TO PREVENT THE SALE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS HEREOF AND WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF; (II) ITS FAILURE TO EXPEND UP TO $50,000 IF (A) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $50,000 OR (B) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $50,000 IN ACCORDANCE WITH THE TERMS HEREOF WITH THE TERMS HEREOF OR (III) ITS WILLFUL REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO EITHER (I) SUE FOR SPECIFIC PERFORMANCE OR (ii) FOR ACTUAL, DOCUMENTED THIRD PARTY COSTS AND EXPENSES IN CONNECTION WITH PURCHASER'S INSPECTION OF THE PROPERTY AND NEGOTIATION OF THIS AGREEMENT, IN AN AGGREGATE AMOUNT NOT TO EXCEED $50,000.00.

IN NO EVENT SHALL PURCHASER HAVE THE RIGHT TO OBTAIN THE REMEDIES OF BOTH SPECIFIC PERFORMANCE AND MONETARY DAMAGES.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; and other similar items shall be adjusted ratably as of 12:01 a.m. on the Closing Date, and credited to the balance of the cash due at Closing (the Closing Date shall be a day of income and expense for Purchaser). Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph
12.2 below.    The amount of all security deposits and other Tenant deposits, together with any interest due thereon as required by the terms of the Leases or by law, shall be credited to Purchaser. To the extent of the security deposits and other Tenant deposits for which Purchaser has received a proration credit, Purchaser shall be responsible for the disposition thereof in accordance with the terms of the Leases.

     12.2. Rents and other charges which at Closing are unpaid or past due (hereinafter "Delinquent Rents") shall not be prorated. For a period of ninety
(90) days after Closing, Seller shall not take any action against Tenants to collect Delinquent Rents. During said period, Purchaser shall use reasonable efforts to collect Delinquent Rents, but such undertaking shall not be deemed to obligate Purchaser to expend any funds or institute any legal proceedings of any nature. Following said ninety (90) day period, Seller may bring a contract action against any Tenant then owing Seller Delinquent Rents. Seller agrees that such action shall be for sums due only and not for any possessory or other interest in the Property. Rents and other amounts received by Purchaser or Seller after Closing from a Tenant owing Delinquent Rents shall be applied, on a Tenant by Tenant basis: (i) first, to all of Purchaser's costs of collection incurred with respect to Delinquent Rents (including reasonable attorneys fees and costs); (ii) second, to rents due for the month in which such payment is received by Purchaser; (iii) third, to rents attributable to any period after Closing which are past due on the date of receipt; and (iv) fourth, to Delinquent Rents. For the purpose of the foregoing application of rents, rents received from Tenants that are not delinquent shall not be applied to or commingled with Delinquent Rents. Seller shall promptly remit to Purchaser any sums received by Seller from Tenants after Closing for application (if applicable) to Delinquent Rents by Purchaser in the manner provided above. Purchaser shall promptly remit to Seller any amounts due Seller on account of Delinquent Rents after application of rents in the manner provided above. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Delinquent Rents reconciliation statement and upon the verification of material additional funds owing to Seller, Purchaser shall pay to Seller said additional Delinquent Rents and the cost of performing Seller's audit. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the Deed.

     12.3. Notwithstanding any of the foregoing to the contrary, Purchaser hereby acknowledges and agrees that there shall be no proration of either the second installment of the 1995 real estate taxes or the real estate taxes for fiscal year 1996. Purchaser assumes the obligation to pay the second installment of the 1995 real estate taxes and the real estate taxes for fiscal year 1996; provided, however, that in the event Seller pays the second installment of the 1995 real estate taxes or all or any portion of the real estate taxes for fiscal year 1996, Seller shall receive a credit at Closing for any such amounts.

     12.4. In addition, Seller shall give Purchaser a credit at Closing of $200.00 for each residential unit which has been vacant for fifteen (15) days or more prior to the Closing Date to make said units "rent ready"; provided, however, that Purchaser shall not be entitled to such a credit for the residential units which were rendered unrentable due to the Fire Damage.

     12.5. Seller shall also give Purchaser a credit at Closing of $12,000.00, which credit shall satisfy in full any obligations of Seller to:
(i) repair, reseed and aerate all damaged grass areas and lawn areas damaged by fungus; (ii) repair all drainage problems along sidewalks and building corners;
(iii) repair cedar siding separation underneath roof gables; and (iv) replace six fire emergency panels at the Property. Purchaser hereby acknowledges that a new treadmill has been installed in the fintness center by Seller.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Cushman & Wakefield of Illinois, Inc. (to be paid by Seller). Seller's commission to Cushman & Wakefield of Illinois, Inc. shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Cushman & Wakefield of Illinois, Inc. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  SELLER'S REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Reid Reynolds or Alan G. Lieberman (collectively, the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall, subject to Paragraph 16.4, be remade at Closing: (i) Seller has no knowledge of any pending or threatened litigation, claim, condemnation proceeding, cause of action or administrative proceeding concerning the Property; (ii) Seller has the power to execute this Agreement and consummate the transactions contemplated herein; (iii) the rent roll (which includes a list of actual security deposits) attached hereto as Exhibit M which Seller will update as of the Closing Date is accurate as of the date set forth thereon; (iv) except as may be set forth in the Existing Report, Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property; (v) Seller has not given or suffered any assignment, pledge or encumbrance with respect to any of the tenant leases or its interests thereunder except as additional collateral for the existing loan secured by the Property; (vi) Seller shall not and has not entered into any new leases, tenancy, license or other agreement for the use or occupancy of the Property, except for Leases executed in the ordinary course of business for terms of one year or less at Seller's current asking rents; (vii) no leasing commissions, finder's fees, bonuses or similar obligations are due or due to become due with respect to any Lease or any renewal or extension thereof; and (viii) Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute this Agreement and consummate the transactions contemplated herein.

     16.4. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Article 16 herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

     16.5. The parties agree that the representations contained herein shall survive Closing until December 31, 1996 (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after December 31, 1996).

     16.6. Seller covenants to operate and manage the Property in the same manner that it has managed, maintained and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty.

     16.7. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge:

         A. Seller is not a fiduciary, as defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, but not limited to administrator, officer, trustee, or custodian), counsel or an employee of, and does not otherwise provide material services to the Michigan Public School Employees' Retirement System, the State Employees Retirement System, the Michigan State Police Retirement System, or the Michigan Judges Retirement System (collectively the "Plan").

         B. Seller does not employ any employees that are covered by the Plan.

         C.    Seller is not an employee organization, as defined by ERISA.

         D. No officer, director, shareholder, partner or other principal of Seller is an individual that meets the description of a fiduciary or employee organization in A, B or C above or, to the best of Seller's knowledge, a spouse, ancestor, lineal descendant of such an individual or a spouse of a lineal descendant.

         E.    Seller is not a "Plan Asset" subject to ERISA.

     16.8. Seller covenants and agrees to name Purchaser as an additional insured under its existing liability insurance policies in place in connection with the Property.

17.  LIMITATION OF LIABILITY.

     No affiliate of Seller, nor any of Seller's or any affiliate of Seller's respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     17.1. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $250,000.00. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

     17.2. Seller further agrees not to distribute $250,000.00 of the proceeds of the Purchase Price to its partners for the longer of (i) December 31, 1996 and (ii) final resolution of any claims by Purchaser and asserted in writing against Seller prior to December 31, 1996 accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within thirty (30) days after such notice to Purchaser; otherwise said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

         TO SELLER:      c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams
                              (847) 317-4360
                              (847) 317-4462 (FAX)

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Alan Lieberman
                              (847) 317-4360
                              (847) 317-4462 (FAX)

     and to:                  Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

         TO PURCHASER:        c/o Kensington Realty Advisors, Inc.
                              77 West Wacker Drive
                              Suite 3350
                              Chicago, Illinois  60601
                              Attention:  James S. Smith
                              (312) 553-0780
                              (312) 553-0767 (FAX)

     and one copy to:         Holleb & Coff
                              55 East Monroe Street
                              Suite 4100
                              Chicago, Illinois  60606
                              Attention:  James G. Haft, Esq.
                              (312) 807-4600
                              (312) 807-3900 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time, or the same day as given if sent by personal messenger or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Illinois.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. SERVICE CONTRACTS. Attached hereto as Exhibit H is a list of all service and/or maintenance contracts affecting the Property. Seller shall assign the service contracts to Purchaser at Closing, and Purchaser shall assume responsibility and obligations under the service contracts. Seller agrees not to enter into any other service contracts affecting the Property. Seller agrees to terminate any and all management agreements affecting the Property as of the Closing Date.

26. CONFIDENTIALITY. The parties hereto agree to keep this Agreement confidential and not make any public announcements or disclosures with respect to the subject matter hereof, without the prior written consent of the other party.

27. RPTA WAIVER. The parties hereto are willing to waive the thirty (30) day period in which the transferor of property must provide a disclosure document in accordance with 765 ILCS 90/1 et seq., commonly known as the "Responsible Property Transfer Act" (hereinafter referred to as "RPTA"). The parties to the transfer of Property (as defined in RPTA), do hereby indicate that they are aware of the purpose and intent of the RPTA law and disclosure document and hereby do waive, the thirty (30) day period prior to transfer of Property prior to which a disclosure document must be delivered. The parties hereto agree and consent to delivery of said disclosure document, if a disclosure document is required as determined by Seller, on or before the date on which the transfer of Property is to become final.

28. TRUSTEE'S EXCULPATION. All obligations of Purchaser hereunder are the obligations of Great Lakes Property Group Trust only, and neither James S. Smith, any successor trustee or any beneficiary of said trust shall have any personal liability hereunder. Seller agrees that it will make no claim against James S. Smith, any successor trustee or any beneficiary of said trust, all recourse of Seller being limited solely to the assets of said trust; provided, however, that nothing contained in this Paragraph 28 shall limit or impair Seller's right to recover the Earnest Money, as set forth herein.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.



                              PURCHASER:

                              GREAT LAKES PROPERTY GROUP TRUST, an Illinois
                              Trust

                              By: /s/James S. Smith
                                 --------------------------------------
                              Name: James S. Smith, not personally, but
                                    solely as Trustee as aforesaid


                              SELLER:

                              LISLE APARTMENTS LIMITED PARTNERSHIP, an
                              Illinois limited partnership

                              By:  Lisle Apartments Partners, Inc., an
                                   Illinois corporation, its General Partner


                                   By: /s/Alan G. Lieberman
                                      -----------------------------------
                                   Name: Alan G. Lieberman
                                        ---------------------------------
                                   Its: Senior Vice President
                                       ----------------------------------

GREEN TRAILS APARTMENTS, LISLE, ILLINOIS


_________________ of Cushman & Wakefield of Illinois, Inc. ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated __, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                              CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


                              By:__________________________________
                              Name:________________________________
                              Its:_________________________________

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Rent Roll